                                                                   EXHIBIT 10.14

July 31, 2000

Mr. Michael Schmitt
XX XXXXXX XXXXX XXXX XX
XXXXXXXXX, CO  XXXXX

RE:  Employment with J.D. Edwards & Company

Dear Mike:

The following sets out the terms and conditions of termination of your employment with J.D. Edwards & Company (J.D. Edwards).

1. TERMINATION OF EMPLOYMENT. You have agreed on July 31, 2000 to terminate your employment with J.D. Edwards as part of the restructuring of J.D. Edwards, and the following terms will then apply (except that the severance payment below shall be made upon entering into this letter agreement):

         o SEVERANCE PAY. You will receive severance pay in accordance with the standard J.D. Edwards severance pay policy for an employee of your position and time of service of $333,960.19. This severance payment will be made in a one-time, lump sum payment subject to appropriate tax withholding on July 31, 2000.

         o VACATION PAY. You will be entitled to payment for any unused hours of accrued vacation based on your monthly compensation on July 31, 2000 subject to appropriate withholding taxes.

         o THIRD QUARTER FISCAL YEAR 2000 BONUS. You will receive your third quarter fiscal year 2000 bonus, if any, due to you in accordance with the J.D. Edwards Fiscal Year 2000 Executive Bonus Plan. Any payment due there under will be paid at the same time and in the same manner as other J.D. Edwards executives in similar positions eligible under the same Plan.

         o STOCK OPTIONS. Pursuant to the terms the Stock Option Agreements under the 1992 Incentive Stock Option Plan, the 1992 Non-Qualified Stock Option Plan and the 1997 Equity Incentive Plan between you and J.D. Edwards, any Stock Option held by you, to the extent exercisable on or before February 28, 2001 pursuant to the applicable Stock Option Agreement, shall become immediately exercisable and shall remain exercisable until December 31, 2000.

Michael Schmitt
July 31, 2000
Page 2


         o CONFIDENTIALITY AND NON-SOLICITATION. Notwithstanding your termination from employment with J.D. Edwards, you will continue to observe your obligations of not disclosing any trade secrets, proprietary or confidential information of J.D. Edwards and will neither disclose the terms of this Agreement nor the content of any discussion between you and J.D. Edwards, other than to immediate family members, professional advisors, taxing authorities for the purpose of filing tax returns on your compensation or pursuant to a court order. You further agree not to recruit any person to leave the employment of J.D. Edwards for a period of two years beyond the execution of this Agreement. As used in this Agreement, to "recruit" shall mean, during the above two-year period, by any method of communication, the direct contact by you or contact by someone at your direction of a then current employee of J.D. Edwards or of any of its subsidiaries for the purpose of inducing such employee to leave employment with J.D. Edwards. In addition, you agree not solicit any current customer or prospect of J.D. Edwards to terminate any current license or service agreement with J.D. Edwards.

         o NON-COMPETE. In consideration of the severance pay set forth in the paragraph above, you agree not to accept employment with any of the direct competitors of J.D. Edwards listed on the attached Direct Competitors of J.D. Edwards for a period of one (1) year from the date of this Agreement. The non-competition obligations set forth in this Agreement shall supersede the non-competition obligation imposed upon you pursuant to that certain non-competition and confidential information agreement entered into between you and J.D. Edwards on ("Prior Non-Competition Agreement"). Upon signing this letter, the Prior Non-Competition Agreement is terminated.

         o J.D. EDWARDS PROPERTY. Upon your last day of employment, you will return all J.D. Edwards property and proprietary information, including but not limited to: customer lists, confidential product information, price lists, etc. However, until August 28, 2000, you will continue to have access to J.D. Edwards voice mail and e-mail, plus you will be permitted to retain your cell telephone, laptop, printer, fax machine and personal computers once you terminate.

         o COBRA MEDICAL INSURANCE. You will be eligible for medical insurance under COBRA commencing on August 1, 2000 for a period of one (1) year in accordance with the standard J.D. Edwards policy at J.D. Edwards sole

Michael Schmitt
July 31, 2000
Page 3


              expense. You will be eligible to continue coverage at your cost beyond such date if you so elect as provided by applicable law.

         o 401(k). Your 401(k) balance calculations will be made within a reasonable time after July 31, 2000 and at that time you will be notified of your balance and be provided with options related to distribution at that time.

         o INSIDER TRADING POLICY. Effective August 28, 2000, since you are no longer a corporate officer, you will be hereby released from the J.D. Edwards insider trading policy.

         o ADDITIONAL EXPENSES. J.D. Edwards agrees to reimburse you in accordance with the J.D. Edwards travel and entertainment policy for expenses you incur for airfare, hotel and conference charges for the eCommerce in Las Vegas and the Gartner Group IT/Expo in Orlando.

This Agreement and the attachments to it sets forth in full all the terms of your continuing employment for the Employment Period and the ultimate termination of employment with J.D. Edwards. Upon the date of your termination, all obligations, claims, demands, rights and causes of action, whether known or unknown, regarding your employment with J.D. Edwards shall be deemed satisfied, released, discharged and fully settled by the terms of this Agreement. Pursuant to the terms of the Age Discrimination in Employment Act, you understand that you will have a period of 21 days to consider the terms of your termination and that you may and should seek the advice of legal counsel in reviewing such terms. Should you accept the terms of termination prior to the end of the 21-day period, you will be deemed to have waived the full 21-day review period. Once you have accepted the terms of the termination, you will have a seven-day revocation period to additionally review the terms and revoke your acceptance; should you not so revoke your acceptance, the terms of your termination will be effective on the eighth day.

Michael Schmitt
July 31, 2000
Page 4


If the foregoing is an accurate reflection of the terms of your continuing employment for the one year period and the ultimate termination of employment with J.D. Edwards, please so indicate by signing on the line provided below and returning one copy to J.D. Edwards.

Very truly yours,

J.D. EDWARDS & COMPANY

/s/ Skip Paterson
-------------------------
Skip Paterson
Vice President, Human Resources

Accepted this 31st day of July, 2000.


/s/  Michael Schmitt
-------------------------

Michael Schmitt
July 31, 2000
Page 5


                               DIRECT COMPETITORS
                                       OF
                             J.D. EDWARDS & COMPANY


BROAD APPS                 CRM              SUPPLY CHAIN               HORIZONTAL
SAP                        Siebel           I2                         Ariba
Oracle                     Pixotel          Paragon
PeopleSoft                 Onyx             Manugistics
QAD                                         Synquest
Lawson
IFS
Intentia
Great Plains